UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST

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Your Vote Matters
BlackRock California Municipal Income Trust (NYSE: BFZ)
BFZ’s annual meeting is June 17. Vote today: Defend your fund, save your income.
Dear Shareholder,
BlackRock is fighting to protect your fund, but we need your support.
A self-interested hedge fund is attempting to install their own hand-picked Board nominees to BFZ’s Board. Their goal? A quick profit at the expense of your long-term investment.
This is not Saba’s first takeover attempt, and where they have taken control, shareholders have paid the price with underperformance, deeper discounts, and higher fees.
Together, we can prevent a forced takeover and a negative outcome for shareholders.
Vote today—only with your vote can we save your investment and financial future.
Thank you,
Stephen Minar
Managing Director, Closed-End Funds
BlackRock delivers for you.
This is what is at stake:
Returns that outperform peers1
Total shareholder returns (Jan. 2023 to 2024 YTD)
9.5%
3.7%
BFZ Peer median
Significantly narrowed discount to NAV2
14.7% 8.8% $24m
12/31/2022 5/31/2024 Value for shareholders
A Board focused on taking actions that benefit YOU
• Share buybacks resulted in $3.3m in shareholder value1
• Meaningful fee waivers put money back in your pockets
Glass Lewis recommends3:
• Vote FOR ALL of the incumbent BFZ Board nominees
• Vote AGAINST Saba’s proposal to terminate the investment management agreement between BFZ and BlackRock
Institutional Shareholder Services (ISS) recommends3:
• Vote AGAINST Saba’s proposal to terminate the investment management agreement between BFZ and BlackRock
? How should you vote?
• FOR the Class II Board Member Nominees
• AGAINST Saba’s proposal to terminate the investment management agreement between BFZ and BlackRock
VOTE NOW!
• Vote online by following the instructions in the email accompanying this letter
! IMPORTANT: Do not return any gold proxy card from Saba
1 Morningstar as of 5/31/2024; Total shareholder return on price annualized for periods longer than 1 year (assumes dividends are reinvested); Peer set includes all closed-end funds in the Morningstar Muni California Long category (ex-BFZ)
2 12/31/2022 – 5/31/2024; Morningstar/BlackRock data as of 5/31/2024
3 BlackRock Closed-End Funds Press Release (6/11/2024); Permission to cite report was neither sought nor obtained

Vote today.
Make your voice heard to save your fund and your investment. This is no time for taking chances.
We ask that you vote today to preserve your Fund:
“FOR” the Class II Board Member Nominees
“AGAINST” Saba’s proposal to terminate the investment management agreement between BFZ and BlackRock
! IMPORTANT: Do not return any gold cards sent to you by Saba
How do I vote?
Vote online
Vote online by following the instructions in the email that accompanies this letter
! Please do NOT send back any proxy card you may receive from Saba
If you have already sent back the proxy card received from Saba, you can still change your vote by promptly voting online or by phone by following the instructions on your WHITE proxy card, which will replace any prior vote you previously submitted
If you have any questions about the proposals to be voted, please feel free to contact Georgeson LLC (“Georgeson”), toll free at 1-866-529-0071
Important information about the Fund
This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock California Municipal Income Trust (BFZ).The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities.
Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares.
Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount.
© 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners.
June 2024 | BlackRock California Municipal Income Trust (BFZ)
Not FDIC Insured • May Lose Value • No Bank Guarantee
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